Exhibit (14)(b)

CONSENT OF KEEFE, BRUYETTE & WOODS, INC.

We hereby consent to the inclusion of our opinion letter to the Independent Directors of the Board of Directors of Golub Capital BDC, Inc. (“GBDC”) and also to the Board of Directors of GBDC as Annex E to the Joint Proxy Statement/Prospectus which forms a part of the Registration Statement on Form N-14 filed on the date hereof (the “Registration Statement”) relating to the proposed merger of Fifth Ave Subsidiary Inc., a wholly-owned subsidiary of GBDC, with and into Golub Capital Investment Corporation, and to the references to such opinion and the quotation or summarization of such opinion contained therein.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ Keeye, Bruyette & Woods, Inc.

KEEFE, BRUYETTE & WOODS, INC.

Dated: December 21, 2018